EXHIBIT 5.1
[Shumaker, Loop & Kendrick, LLP letterhead]
December 21, 2006
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604

Re:	HEALTH CARE REIT, INC.
Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Health Care REIT, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of its Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (File No. 333-138006) (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of common stock, $1.00 par value per share, of the Company (the “Common Stock”) issuable upon exercise of converted options being granted by the Company in connection with mergers (the “Mergers”) pursuant to an Agreement and Plan of Merger, dated as of September 12, 2006, by and among the Company, Heat Merger Sub, LLC, Heat OP Merger Sub, L.P., Windrose Medical Properties Trust and Windrose Medical Properties, L.P., as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of October 12, 2006 (the “Merger Agreement”), as described in the proxy statement/prospectus constituting a part of the Registration Statement (the “Prospectus”).
     In connection with the following opinion, we have examined and have relied upon copies of: (i) the Second Restated Certificate of Incorporation of the Company, as amended (the “Charter”), (ii) the Amended and Restated By-Laws of the Company (the “By-Laws”), (iii) the resolutions adopted by the Board of Directors of the Company relating to approval of the Merger Agreement and the Certificate of Designation, among other matters (the “Board Resolutions”), (iv) the Merger Agreement, (v) the Registration Statement and the Prospectus included therein, (vi) a certificate of good standing for the Company issued by the Secretary of State of Delaware dated December 20, 2006; (vii) the Certificate of Merger filed with the Secretary of State of Delaware, (viii) the Articles of Merger filed with the Maryland State Department of Assessments and Taxation; (ix) the Articles of Merger filed with the State Corporation Commission of Virginia; and (x) such other documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.
     In reaching the opinions set forth below, we have assumed the following:
(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;